As filed with the Securities and Exchange Commission on October 1, 2012 Registration No. 333-163257
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-163257
Under THE SECURITIES ACT OF 1933

SOUTHERN COMMUNITY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina		56-2270620
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
4605 Country Club Road Winston-Salem, North Carolina 27104 (336) 768-8500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Southern Community Bank 401(k) Retirement Plan
(Full title of the plan)

William G. Ward, Sr., M.D. Southern Community Financial Corporation 4605 Country Club Road Winston-Salem, North Carolina 27104 (336) 768-8500
(Name, address, and telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the registration statement on Form S-8, File No. 333-163257 (the “Registration Statement”), of Southern Community Financial Corporation (“Southern Community”), filed with the Securities and Exchange Commission (the “SEC”) on November 20, 2009,, pertaining to the registration of an aggregate of 50,000 shares of common stock, no par value, of Southern Community (the “Common Stock”), issuable under the Southern Community Bank 401(k) Retirement Plan.

Southern Community has filed this Post-Effective Amendment to withdraw and remove from registration Southern Community’s unissued and unsold shares of Common Stock issuable pursuant to the Registration Statement.

On October 1, 2012, pursuant to the Agreement and Plan of Merger, dated as of March 26, 2012 and amended as of June 25, 2012 and September 25, 2012, by and among Southern Community, Capital Bank Financial Corp., a Delaware corporation (“Capital Bank”), and Winston 23 Corporation., a North Carolina corporation and a wholly owned subsidiary of Capital Bank (“Merger Sub”), Merger Sub merged with and into Southern Community , with Southern Community continuing as the surviving corporation (the “Merger”). As a result of the Merger, Southern Community became a wholly owned subsidiary of Capital Bank.

As a result of the Merger, the offering of shares of Common Stock pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by Southern Community in the Registration Statement to remove from registration, by means of a Post-Effective Amendment, any securities of Southern Community which remain unsold at the termination of the offering, Southern Community has filed this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Common Stock registered but unsold under the Registration Statement as of the date of this Post-Effective Amendment, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this October 1, 2012. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

SOUTHERN COMMUNITY FINANCIAL CORPORATION

By:	/s/ Merle B. Andrews
Merle B. Andrews Executive Vice President

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